Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR

THIRD QUARTER AND FIRST NINE MONTHS OF 2016

SAN DIEGO, CALIFORNIA, October 26, 2016....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the third quarter and nine months ended September 30, 2016.  All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended September 30, 2016:

•     Net income per share was $0.27

•     AFFO per share increased 2.9% to $0.72, compared to the quarter ended September 30, 2015

•     Invested $410.2 million in 93 new properties and properties under development or expansion

•     Increased the monthly dividend in September for the 88th time and for the 76th consecutive quarter

•     Dividends paid per common share increased 5.4%, compared to the quarter ended September 30, 2015

•     In October, issued $600 million of 3.000% senior unsecured notes due 2027, generating net proceeds of $587.2 million

CEO Comments

“We are pleased with our continued success and the company’s position of strength as we enter the fourth quarter,” said John P. Case, Realty Income’s Chief Executive Officer. “During the third quarter, we completed $410 million in high-quality acquisitions at attractive investment spreads to our cost of capital. Year-to-date, we have completed approximately $1.1 billion in acquisitions and we continue to see an active pipeline of investment opportunities. As a result, we are raising our 2016 acquisitions guidance to approximately $1.5 billion from our prior estimate of $1.25 billion. Our portfolio remains healthy with occupancy in excess of 98%. During the third quarter, we were quite active on the re-leasing front with 47 properties re-leased, recapturing 105% of expiring rent. Based on the positive results from our operating performance, we are tightening and raising the midpoint of our 2016 AFFO per share guidance from $2.85 - $2.90 to $2.87 - $2.89.”

“In October, we successfully accessed the capital markets, completing a $600 million, 10-year senior unsecured bond offering at an effective yield to maturity of 3.15%, which is the lowest yield we have achieved in our company’s history for a 10-year bond offering. We believe the pricing of the transaction reflects our excellent financial condition and the favorable outlook for our company.”

Financial Results

Revenue

Revenue for the quarter ended September 30, 2016 increased 7.1% to $277.2 million, as compared to $258.9 million for the same quarter in 2015. Revenue for the nine months ended September 30, 2016 increased 7.3% to $815.3 million, as compared to $759.6 million for the same period in 2015.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended September 30, 2016 was $70.3 million, as compared to $60.7 million for the same quarter in 2015. Net income per share for the quarter ended September 30, 2016 was $0.27, as compared to $0.26 for the same quarter in 2015.

Net income available to common stockholders for the nine months ended September 30, 2016 was $202.8 million, as compared to $180.5 million for the same period in 2015. Net income per share for the nine months ended September 30, 2016 was $0.80, as compared to $0.78 for the same period in 2015.

The calculation to determine net income for a real estate company includes impairments, gains on property sales and/or fair value adjustments on interest rate swaps. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.

Funds From Operations Available to Common Stockholders (FFO)

FFO for the quarter ended September 30, 2016 increased 16.1% to $188.3 million, as compared to $162.2 million for the same quarter in 2015. FFO per share for the quarter ended September 30, 2016 increased 5.8% to $0.73, as compared to $0.69 for the same quarter in 2015.

FFO for the nine months ended September 30, 2016 increased 12.9% to $535.6 million, as compared to $474.5 million for the same period in 2015. FFO per share for the nine months ended September 30, 2016 increased 2.9% to $2.11, as compared to $2.05 for the same period in 2015. FFO for the nine months ended September 30, 2016 was impacted by a non-cash loss of $5.8 million, or $0.02 per share, resulting from fair value adjustments on our interest rate swaps. FFO for the nine months ended September 30, 2015 was also impacted by a non-cash loss of $7.1 million, or $0.03 per share, resulting from fair value adjustments on our interest rate swaps. Each quarter we adjust the carrying value of our interest rate swaps to fair value. The changes in the fair value of our interest rate swaps are recorded to interest expense.

Adjusted Funds From Operations Available to Common Stockholders (AFFO)

AFFO for the quarter ended September 30, 2016 increased 12.5% to $186.6 million, as compared to $165.8 million for the same quarter in 2015. AFFO per share for the quarter ended September 30, 2016 increased 2.9% to $0.72, as compared to $0.70 for the same quarter in 2015.

AFFO for the nine months ended September 30, 2016 increased 13.9% to $543.4 million, as compared to $477.0 million for the same period in 2015. AFFO per share for the nine months ended September 30, 2016 increased 3.9% to $2.14, as compared to $2.06 for the same period in 2015.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate, and reduced by gains on sales of investment properties. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities.  In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages six and seven of this press release.

Dividend Increases

In September 2016, Realty Income announced the 76th consecutive quarterly dividend increase, which is the 88th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of September 30, 2016 was $2.424 per share. The amount of monthly dividends paid per share increased 5.4% to $0.601 in the third quarter of 2016 from $0.570 in the same quarter in 2015.

Real Estate Portfolio Update

As of September 30, 2016, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 4,703 properties located in 49 states and Puerto Rico, leased to 247 commercial tenants doing business in 47 industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of 9.8 years.

Portfolio Management Activities

The company’s portfolio of commercial real estate, owned primarily under 10- to 20-year net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of September 30, 2016, portfolio occupancy was 98.3% with 82 properties available for lease out of a total of 4,703 properties in the portfolio, as compared to 98.0% as of June 30, 2016, and 98.3% as of September 30, 2015. Economic occupancy, or occupancy as measured by rental revenue, was 98.8% as of September 30, 2016, as compared to 98.9% as of June 30, 2016, and 99.3% as of September 30, 2015.

Since June 30, 2016, when the company reported 95 properties available for lease, the company had 54 lease expirations, re-leased 47 properties and sold 20 vacant properties.  Of the 47 properties re-leased during the third quarter of 2016, 38 properties were re-leased to the same tenants, three were re-leased to new tenants without vacancy, and six were re-leased to new tenants after a period of vacancy. The annual new rent on these re-leases was $7,089,000, as compared to the previous annual rent of $6,741,000 on the same properties, representing a rent recapture rate of 105.2% on the properties re-leased for the quarter ended September 30, 2016. Excluding re-lease activity resulting from the redevelopment of properties, the annual new rent on properties re-leased during the quarter ended September 30, 2016 was $4,393,000, as compared to the previous annual rent of $4,755,000 on these same properties, representing a rent recapture rate of 92.4%.

Rent Increases

During the quarter ended September 30, 2016, same store rents on 4,077 properties under lease increased 1.1% to $222.7 million, as compared to $220.3 million for the same quarter in 2015. For the nine months ended September 30, 2016, same store rents on 4,077 properties under lease increased 1.2% to $668.0 million, as compared to $659.9 million for the same period in 2015.

Investments in Real Estate

During the quarter ended September 30, 2016, Realty Income invested $410.2 million in 93 new properties and properties under development or expansion, located in 29 states. These properties are 100% leased with a weighted average lease term of approximately 15.4 years and an initial average cash lease yield of 6.3%. The tenants occupying the new properties operate in 13 industries, and the property types are 85.9% retail and 14.1% industrial, based on rental revenue. Approximately 69% of the rental revenue generated from acquisitions during the third quarter of 2016 is from investment grade rated tenants.

During the nine months ended September 30, 2016, Realty Income invested approximately $1.1 billion in 236 new properties and properties under development or expansion, located in 36 states. These properties are 100% leased with a weighted average lease term of approximately 15.0 years and an initial average cash lease yield of 6.4%.  The tenants occupying the new properties operate in 24 industries, and the property types are 80.7% retail and 19.3% industrial, based on rental revenue.  Approximately 51% of the rental revenue generated from acquisitions during the first nine months of 2016 is from investment grade rated tenants.

Property Dispositions

During the quarter ended September 30, 2016, Realty Income sold 24 properties for $19.6 million, with a gain on sales of $4.3 million, as compared to eight properties sold for $21.5 million, with a gain on sales of $6.2 million, during the same quarter in 2015.

During the nine months ended September 30, 2016, Realty Income sold 51 properties for $55.2 million, with a gain on sales of $15.3 million, as compared to 22 properties sold for $52.0 million, with a gain on sales of $17.1 million, during the same period in 2015.

Liquidity and Capital Markets

Capital Raising

In October 2016, Realty Income issued $600 million of 3.000% senior unsecured notes due January 2027. The public offering price for the notes was 98.671% of the principal amount for an effective yield to maturity of 3.153%. The net proceeds of approximately $587.2 million from the offering were used to repay borrowings outstanding under the company’s revolving credit facility.

During the quarter ended September 30, 2016, Realty Income raised $2.4 million from the sale of common stock at a weighted average price of $67.96 per share. During the nine months ended September 30, 2016, Realty Income raised $489.6 million from the sale of common stock at a weighted average price of $61.62 per share.

Credit Facility

Realty Income has a $2.25 billion unsecured credit facility. This credit facility is comprised of a $2.0 billion revolving credit facility and a $250 million five-year unsecured term loan. As of October 12, 2016, following the closing of the October notes offering, Realty Income had a borrowing capacity of $1.53 billion available on its revolving credit facility.

2016 Earnings Guidance

We estimate FFO per share for 2016 of $2.83 to $2.88, an increase of 2.2% to 4.0%, respectively, over 2015 FFO per share of $2.77. FFO per share for 2016 is based on a net income per share range of $1.16 to $1.21, plus estimated real estate depreciation of $1.75 per share, and reduced by potential estimated gains on sales of investment properties of $0.08 per share (in accordance with NAREIT’s definition of FFO).

We estimate AFFO per share for 2016 of $2.87 to $2.89, an increase of 4.7% to 5.5%, respectively, over 2015 AFFO per share of $2.74. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at http://investors.realtyincome.com/quarterly-results.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on October 27, 2016 at 11:30 a.m. PT to discuss the results. To access the conference, dial (877) 419-6591. When prompted, provide the access code: 9051193.

A telephone replay of the conference call can also be accessed by calling (888) 203-1112 and entering the access code: 9051193. The telephone replay will be available through November 10, 2016. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.  A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through November 10, 2016. No access code is required for this replay.

Supplemental Materials

Supplemental materials on the third quarter and year-to-date 2016 operating results are available on Realty Income’s corporate website at http://investors.realtyincome.com/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing shareholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 4,700 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 556 consecutive common stock monthly dividends throughout its 47-year operating history and increased the dividend 88 times since Realty Income’s public listing in 1994 (NYSE: O). The company has in-house acquisition, portfolio management, asset management, credit research, real estate research, legal, finance and accounting, information technology, and capital markets capabilities. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:

Jonathan Pong, CFA, CPA

VP, Capital Markets

(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/16	Ended 9/30/15	Ended 9/30/16	Ended 9/30/15
REVENUE
Rental	$265,332	$247,578	$782,189	$724,131
Tenant reimbursements	11,524	10,187	31,741	31,757
Other	318	1,124	1,399	3,729

Total revenue	277,174	258,889	815,329	759,617

EXPENSES
Depreciation and amortization	113,917	104,338	332,192	303,476
Interest	52,952	63,950	171,039	181,098
General and administrative	12,103	10,861	38,407	36,331
Property (including reimbursable)	15,678	13,542	45,454	42,455
Income taxes	894	745	2,812	2,448
Provisions for impairment	8,763	3,864	16,955	9,182

Total expenses	204,307	197,300	606,859	574,990

Gain on sales of real estate	4,335	6,224	15,283	17,117

Net income	77,202	67,813	223,753	201,744
Net income attributable to noncontrolling interests	(130)	(338)	(623)	(919)

Net income attributable to the Company	77,072	67,475	223,130	200,825
Preferred stock dividends	(6,770)	(6,770)	(20,310)	(20,310)

Net income available to common stockholders	$70,302	$60,705	$202,820	$180,515

Funds from operations available to
common stockholders (FFO)	$188,286	$162,160	$535,563	$474,530
Adjusted funds from operations available to
common stockholders (AFFO)	$186,575	$165,790	$543,367	$477,006

Per share information for common stockholders:
Net income, basic and diluted	$0.27	$0.26	$0.80	$0.78

FFO, basic and diluted	$0.73	$0.69	$2.11	$2.05

AFFO, basic and diluted	$0.72	$0.70	$2.14	$2.06

Cash dividends paid per common share	$0.601	$0.570	$1.786	$1.700

FUNDS FROM OPERATIONS (FFO)

(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on property sales.

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/16	Ended 9/30/15	Ended 9/30/16	Ended 9/30/15
Net income available to common stockholders	$70,302	$60,705	$202,820	$180,515
Depreciation and amortization	113,917	104,338	332,192	303,476
Depreciation of furniture, fixtures and equipment	(187)	(184)	(575)	(608)
Provisions for impairment on investment properties	8,763	3,864	16,955	9,182
Gain on sale of investment properties	(4,335)	(6,224)	(15,283)	(17,117)
FFO adjustments allocable to noncontrolling interests	(174)	(339)	(546)	(918)
FFO available to common stockholders	$188,286	$162,160	$535,563	$474,530
FFO allocable to dilutive noncontrolling interests	-	217	-	-
Diluted FFO (1)	$188,286	$162,377	$535,563	$474,530

FFO per common share, basic and diluted	$0.73	$0.69	$2.11	$2.05

Distributions paid to common stockholders	$155,194	$134,489	$453,774	$392,767

FFO available to common stockholders in excess of
distributions paid to common stockholders	$33,092	$27,671	$81,789	$81,763

Weighted average number of common shares used for FFO:
Basic	258,085,633	236,211,706	253,953,149	231,434,521
Diluted	258,356,892	236,739,942	254,223,301	231,545,745

(1)	Diluted FFO for the three months ended September 30, 2015 includes FFO allocable to dilutive noncontrolling interests. Noncontrolling interests were anti-dilutive for all other periods presented.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)

(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/16	Ended 9/30/15	Ended 9/30/16	Ended 9/30/15
Net income available to common stockholders	$70,302	$60,705	$202,820	$180,515
Cumulative adjustments to calculate FFO (1)	117,984	101,455	332,743	294,015
FFO available to common stockholders	188,286	162,160	535,563	474,530
Amortization of share-based compensation	2,653	2,235	9,204	7,598
Amortization of deferred financing costs (2)	1,261	1,354	3,859	3,959
Amortization of net mortgage premiums	(814)	(1,786)	(2,669)	(5,608)
(Gain) loss on interest rate swaps	(2,051)	5,180	5,835	7,138
Leasing costs and commissions	(287)	(93)	(564)	(555)
Recurring capital expenditures	(240)	(1,811)	(486)	(3,820)
Straight-line rent	(4,779)	(3,648)	(14,253)	(12,283)
Amortization of above and below-market leases	2,476	2,125	6,670	5,821
Other adjustments (3)	70	74	208	226
AFFO available to common stockholders	$186,575	$165,790	$543,367	$477,006
AFFO allocable to dilutive noncontrolling interests	-	219	500	-
Diluted AFFO (4)	$186,575	$166,009	$543,867	$477,006

AFFO per common share, basic and diluted	$0.72	$0.70	$2.14	$2.06

Distributions paid to common stockholders	$155,194	$134,489	$453,774	$392,767

AFFO available to common stockholders in excess of
distributions paid to common stockholders	$31,381	$31,301	$89,593	$84,239

Weighted average number of common shares used for AFFO:
Basic	258,085,633	236,211,706	253,953,149	231,434,521
Diluted	258,356,892	236,739,942	254,458,747	231,545,745

(1)                                         See FFO calculation above for reconciling items.

(2)                                         Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans. The deferred financing costs are being amortized over the lives of the respective mortgages and term loans. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)                                         Includes adjustments allocable to both noncontrolling interests and capital lease obligations.

(4)                                         Diluted AFFO for the nine months ended September 30, 2016 and the three months ended September 30, 2015 include AFFO allocable to dilutive noncontrolling interests. Noncontrolling interests were anti-dilutive for all other periods presented.

HISTORICAL FFO AND AFFO

(dollars in thousands, except per share amounts)

For the three months ended September 30,	2016	2015	2014	2013	2012

Net income available to common stockholders	$70,302	$60,705	$57,941	$41,089	$26,976
Depreciation and amortization	113,730	104,154	95,135	81,189	37,822
Provisions for impairment on investment properties	8,763	3,864	495	76	667
Gain on sales of investment properties	(4,335)	(6,224)	(10,975)	(6,163)	(2,045)
Merger-related costs	-	-	-	240	5,495
FFO adjustments allocable to noncontrolling interests	(174)	(339)	(337)	(285)	-

FFO	$188,286	$162,160	$142,259	$116,146	$68,915

FFO per diluted share	$0.73	$0.69	$0.64	$0.59	$0.52

AFFO	$186,575	$165,790	$142,429	$117,919	$69,496

AFFO per diluted share	$0.72	$0.70	$0.64	$0.60	$0.52

Cash dividends paid per share	$0.601	$0.570	$0.548	$0.545	$0.443

Weighted average diluted shares outstanding	258,356,892	236,739,942	222,236,071	196,619,866	132,931,813

For the nine months ended September 30,	2016	2015	2014	2013	2012

Net income available to common stockholders	$202,820	$180,515	$156,540	$149,781	$85,998
Depreciation and amortization	331,617	302,868	277,804	222,863	108,628
Provisions for impairment on investment properties	16,955	9,182	2,676	3,028	667
Gain on sales of investment properties	(15,283)	(17,117)	(16,818)	(50,467)	(6,010)
Merger-related costs	-	-	-	12,875	5,495
FFO adjustments allocable to noncontrolling interests	(546)	(918)	(1,032)	(680)	-

FFO	$535,563	$474,530	$419,170	$337,400	$194,778

FFO per diluted share	$2.11	$2.05	$1.93	$1.79	$1.47

AFFO	$543,367	$477,006	$416,255	$337,439	$201,290

AFFO per diluted share	$2.14	$2.06	$1.92	$1.79	$1.52

Cash dividends paid per share	$1.786	$1.700	$1.642	$1.602	$1.317

Weighted average diluted shares outstanding - FFO	254,223,301	231,545,745	216,830,013	188,399,848	132,845,970

Weighted average diluted shares outstanding - AFFO	254,458,747	231,545,745	216,830,013	188,399,848	132,845,970

REALTY INCOME CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2016 and December 31, 2015

(dollars in thousands, except per share data)

	2016	2015 (1)
ASSETS	(unaudited)
Real estate, at cost:
Land	$3,527,734	$3,286,004
Buildings and improvements	9,624,689	9,010,778
Total real estate, at cost	13,152,423	12,296,782
Less accumulated depreciation and amortization	(1,913,580)	(1,687,665)
Net real estate held for investment	11,238,843	10,609,117
Real estate held for sale, net	24,815	9,767
Net real estate	11,263,658	10,618,884
Cash and cash equivalents	29,801	40,294
Accounts receivable, net	94,498	81,678
Acquired lease intangible assets, net	1,087,648	1,034,417
Goodwill	15,165	15,321
Other assets, net	45,683	54,785
Total assets	$12,536,453	$11,845,379

LIABILITIES AND EQUITY
Distributions payable	$54,768	$50,344
Accounts payable and accrued expenses	97,541	115,826
Acquired lease intangible liabilities, net	265,045	250,916
Other liabilities	97,905	53,965
Line of credit payable	1,082,000	238,000
Term loans, net	319,054	318,835
Mortgages payable, net	503,201	646,187
Notes payable, net	3,346,442	3,617,973
Total liabilities	5,765,956	5,292,046

Commitments and contingencies

Stockholders’ equity:
Preferred stock and paid in capital, par value $0.01 per share,
69,900,000 shares authorized, 16,350,000 shares issued and
outstanding as of September 30, 2016 and December 31, 2015,
liquidation preference $25.00 per share	395,378	395,378
Common stock and paid in capital, par value $0.01 per share,
370,100,000 shares authorized, 258,592,608 shares issued and outstanding as of September 30, 2016 and 250,416,757 shares issued
and outstanding as of December 31, 2015	8,144,983	7,666,428
Distributions in excess of net income	(1,785,630)	(1,530,210)
Total stockholders’ equity	6,754,731	6,531,596
Noncontrolling interests	15,766	21,737
Total equity	6,770,497	6,553,333
Total liabilities and equity	$12,536,453	$11,845,379

(1)           During the first quarter of 2016, we adopted ASU 2015-03, which requires that debt issuance costs be reported on the balance sheet as a direct reduction of the face amount of the debt instrument they relate to.  As a result, we have reclassified certain items on the December 31, 2015 balance sheet within the following financial statement captions: Other assets, net, Term loans, net, Mortgages payable, net, and Notes payable, net.

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
YTD Q3 2016	3.6%	33.1%	3.7%	12.3%	2.6%	7.2%	2.1%	7.8%	1.2%	6.1%

Compound Average Annual Total Return (5)		17.9%		11.2%		9.8%		9.3%		9.2%

Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)   FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)   Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)   Includes reinvestment of dividends.  Source:  NAREIT website and Factset.

(4)   Price only index, does not include dividends.  Source:  Factset.

(5)   All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through September 30, 2016, and (except for NASDAQ) assuming reinvestment of dividends. Past performance does not guarantee future performance.  Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.